225 Franklin Street Boston, MA 02110-2804 United States of America

News Release

For Release:	FOR IMMEDIATE RELEASE

Contact:	Edward J. Resch	Investors:	Kelley MacDonald	Media:	Hannah Grove
	+1 617/664-1110		+1 617/664-3477		+1 617/664-3377

STATE STREET CORPORATION REPORTS EFFECT OF TODAY’S MASSACHUSETTS TAX LEGISLATION

          BOSTON, MA - March 5, 2003 -- State Street Corporation (NYSE: STT) announced today that, as a result of Massachusetts legislation amending the corporate income tax law affecting the treatment of dividends received from Real Estate Investment Trusts (REITs), dividends received from the Company’s REIT subsidiary are no longer eligible for a dividends-received deduction. The loss of the 2003 dividends-received deduction is expected to increase State Street’s 2003 effective tax rate by approximately three tenths of a percentage point (0.3%).

          In addition to the effect on 2003, the legislation includes a retroactive effective date that reaches back to the 1999 through 2002 tax years. State Street’s potential additional liability for taxes and interest for the 1999-2002 tax years from loss of the deduction is approximately $38 million. Any additional state tax or interest paid would be deductible for federal income tax purposes, reducing the net potential effect to approximately $25 million. The Company will record a charge of 8 cents per share to reflect this potential liability.

          The Company is reviewing the retroactive effect of the legislation with its legal advisors and intends to vigorously protect its rights.

          State Street Corporation (NYSE: STT) is the world’s leading specialist in providing sophisticated global investors with investment servicing and investment management. With $6.2 trillion in assets under custody and $763 billion in assets under management (as of December 31, 2002), State Street is headquartered in Boston, Massachusetts and operates in 22 countries and over 100 markets worldwide. For more information, visit State Street’s web site at www.statestreet.com or call 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 202/266-3340 outside those countries.

          This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the financial outlook. Those statements are based on current expectations and involve a number of risks and uncertainties, including those related to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, the pace of cross-border investment activity, changes in interest rates, the pace of worldwide economic growth and rates of inflation, the extent of volatility in currency markets, consolidations among clients and competitors, State Street’s business mix, the dynamics of markets State Street serves, and State Street’s success at integrating and converting acquisitions into its business. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street's 2002 Form 10-K and subsequent SEC filings. State Street encourages investors to read the Corporation’s Form 10-K, particularly the section on factors that may affect financial results, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, March 5, 2003, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

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